Exhibit 15.1

The Board of Directors and Stockholders

American Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8), pertaining to the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan, of our report dated May 29, 2014, relating to the unaudited consolidated interim financial statements of American Eagle Outfitters, Inc. that are included in its Form 10-Q for the quarter ended May 3, 2014.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 26, 2014